NEWSRELEASE

 Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va  23510-2191

  FOR IMMEDIATE RELEASE

                                                                                     April 7, 2008

NORFOLK SOUTHERN REACHES AGREEMENT WITH AVONDALE MILLS

TO SETTLE CLAIMS FROM GRANITEVILLE ACCIDENT

NORFOLK, VA. -- After four weeks of trial, Norfolk Southern Corporation and Avondale Mills have agreed to a confidential settlement of the lawsuit brought by Avondale arising from the January 6, 2005 accident in Graniteville, South Carolina.  A portion of the settlement will not be reimbursed by insurance and will be recorded in the first quarter as an expense. This expense combined with other favorable claims-related adjustments will increase year-over-year operating expenses by $13 million and reduce first quarter earnings by $0.02 per diluted share.

Norfolk Southern Corporation (NYSE: NSC) is one of the nation's premier transportation companies.  Its Norfolk Southern Railway subsidiary operates approximately 21,000 route miles in 22 states and the District of Columbia, serving every major container port in the eastern United States and providing superior connections to western rail carriers.  Norfolk Southern operates the most extensive intermodal network in the East and is North America's largest rail carrier of metals and automotive products.

###

Norfolk Southern contacts:

(Media) Robin Chapman, 757-629-2713 (Robin.Chapman@nscorp.com)

(Investors) Maqui Parkerson, 757-533-4939 (maqui.parkerson@nscorp.com)

Operating Subsidiary: Norfolk Southern Railway Company                                           World Wide Web Site: www.nscorp.com